RAICH ENDE MALTER & CO. LLP
CERTIFIED PUBLIC ACCOUNTANTS

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April 25, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: TNT Designs, Inc.

We have read Item 4.01 of TNT Designs, Inc.'s Form 8-K, dated April 23, 2008, and have the following comments:

1. We agree with the statements made in the 1.A., B., D. and E. of Item 4.01 concerning Rothstein, Kass & Company P.C.

2. We have no basis on which to agree or disagree with the statements made in 1. C. and 2 of Item 4.01 or any other part of the Form 8-K.

Very truly yours,

Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP